Exhibit 8.1

September 20, 2022

Middlefield Banc Corp.

15985 East High Street

P.O. Box 35

Middlefield, OH 44062

Re: Proposed Merger Transaction with Liberty Bancshares, Inc.

Ladies and Gentlemen:

You have requested our opinion as to the material U.S. federal income tax consequences of the merger (the “Merger”) of Liberty Bancshares, Inc., an Ohio corporation (“Liberty”), with and into MBCN Merger Subsidiary, LLC, an Ohio limited liability company (“Merger Sub”) wholly owned by Middlefield Banc Corp., an Ohio corporation (“Middlefield”), pursuant to the Agreement and Plan of Merger, dated as of May 26, 2022, by and among Liberty, the Merger Sub and Middlefield (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement. Please be advised we define legal opinion as an expression of our professional judgment; as such, no opinion set forth in this letter should be construed by you as a guarantee of a specific outcome or result.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the certificate of representations of Middlefield, executed by a duly authorized officer of Middlefield and dated as of the date hereof, and (b) the certificate of representations of Liberty, executed by a duly authorized officer of Liberty and dated as of the date hereof (each, a “Certificate” and collectively, the “Certificates”), (iii) the registration statement of Middlefield on Form S-4, and the proxy statement of Liberty and the prospectus and proxy statement of Middlefield included therein, filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2022, as amended on the date hereof (collectively, the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Middlefield Banc Corp.

September 20, 2022

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed with your permission the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, with your permission and without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents that affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof and constitute the valid and binding obligations of said parties, enforceable against the parties in accordance with their respective terms. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time, true and correct as if made without such qualification and that neither Liberty nor Middlefield will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. We further assume that cash received by Dissenting Shareholders as of the Effective Time will have no material impact on the continuity of interest of Liberty shareholders for federal income tax purposes; in particular, we assume that no Dissenting Shareholder will receive an amount per Dissenting Share that will materially exceed the product of (i) the number of shares of Middlefield Common Stock to which the holder of Liberty Common Shares otherwise would have been entitled under the Agreement for each of such holder’s Liberty Common Shares, and (ii) the closing price of a share of Middlefield Common Stock on the day prior to the date of the Effective Time, as reported on the Nasdaq stock exchange. Finally, we assume that none of the parties to the Agreement will waive any of the conditions to closing set forth in Article VIII of the Agreement. All assumptions described above have been made with your permission.

Subject to the foregoing and any other assumptions, limitations, and qualifications specified herein, (i) it is our opinion that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the discussion contained in the Registration Statement under the caption “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, is our opinion regarding the U.S. federal income tax consequences that are material to a U.S. holder of Liberty Common Shares that holds such shares as a capital asset.

Our opinion is limited to the foregoing U.S. federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other U.S. federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Specifically, we do not address the impact of or on any employee benefit plan and of or on any employment, compensation or severance agreement. We, further, do not address any tax consequences resulting from a change in the method of effecting the combination of Liberty and Middlefield from that of a merger of Liberty into Merger Sub with Merger Sub as the Surviving Company.

Middlefield Banc Corp.

September 20, 2022

Our opinion is based on our understanding that the relevant facts are, and will be as of the Effective Time, as described above. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Code, the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described above.

We disclaim any undertaking to update this letter or otherwise advise you of any changes of law or fact which may hereafter be brought to our attention or which may alter or impact the opinions expressed herein.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ O’Neill & O’Neill, Attorneys at Law

O’Neill & O’Neill, Attorneys at Law